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                                                             EXHIBIT 99.23(h)(7)


                              OMNIBUS FEE AGREEMENT

         THIS AGREEMENT is made as of this 1st day of December, 1999 by and between OLD KENT SECURITIES CORPORATION ("Old Kent"), a Michigan corporation, and BISYS FUND SERVICES OHIO, INC. ("BISYS"), an Ohio corporation.

         WHEREAS, Old Kent has entered into an Administration Agreement, Fund Accounting Agreement and Transfer Agency Agreement, each dated December 1, 1999, with The Kent Funds (the "Company"), an open-end management investment company registered under the Investment Company Act of 1940, as amended, concerning the provision of administration, fund accounting, and transfer agency services (collectively, the "Services");

         WHEREAS, Old Kent and BISYS have entered into a Sub-Administration Agreement, a Sub-Fund Accounting Agreement and a Sub-Transfer Agency Agreement (collectively, the "Subcontracts"), each of which is dated as of December 1, 1999, pursuant to which BISYS has been retained to provide a portion of the Services;

         WHEREAS, the parties desire to set forth the compensation payable to BISYS by Old Kent under the Subcontracts in a separate written document; and

         WHEREAS, the parties desire to set forth the terms between BISYS and Old Kent under the Subcontracts in a separate written documents.

         NOW, THEREFORE, in consideration of the mutual premises and covenants herein set forth, the parties agree as follows:

         1. The amount of the compensation due and payable to BISYS for the services set forth in the Subcontracts is set forth in Schedule A hereto. Such compensation shall be payable during the term of the Subcontracts. In addition to the foregoing, BISYS shall be reimbursed for certain out-of-pocket expenses, as more fully set forth in Schedule A.

2. The term for the Subcontracts between BISYS and Old Kent shall be set forth in the Schedule B.

3. This Agreement shall be governed by, and its provisions shall be construed in accordance with, the laws of the State of Ohio.

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                  IN WITNESS WHEREOF, the parties hereto have caused this
Agreement to be fully executed as of the day and year first written above.

                                       OLD KENT SECURITIES CORPORATION

                                       By: /s/ Mark S. Crouch
                                          --------------------------------------
                                       Title: President
                                             -----------------------------------


                                       BISYS FUND SERVICES OHIO, INC.

                                       By: /s/
                                           -------------------------------------
                                       Title: President
                                             -----------------------------------


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                                   SCHEDULE A

                            TO THE OMNIBUS AGREEMENT
                                     BETWEEN
                         OLD KENT SECURITIES CORPORATION
                                       AND
                         BISYS FUND SERVICES OHIO, INC.


                            CONTRACTUAL FEE SCHEDULE


SERVICE FEES

         Old Kent shall pay to BISYS on the first business day of each month, or at such time(s) as BISYS shall request and the parties hereto shall agree, a fee computed daily at the annual rate set forth below:

                 Four and one-half one-hundredths of one percent
                 (.045%) of the average daily net assets of the Company.

         In addition to the asset-based fee set forth above, BISYS shall be entitled to receive a $15 per account annual processing fee for all open Company accounts on BISYS' transfer agency system in excess of 22,000.

REIMBURSEMENT OF EXPENSES

         BISYS shall be reimbursed for the out-of-pocket expenses set forth in
Section 3 of the Sub-Transfer Agency Agreement and Section 3 of the Sub-Fund Accounting Agreement up to $300,000 per year. To the extent such out-of-pocket expenses exceed $300,000 in a given year, the excess shall not be subject to reimbursement.

         In addition, BISYS shall be reimbursed for the out-of-pocket expenses set forth in Section 3, paragraph (A) of the Sub-Administration Agreement. Such reimbursement shall include all expenses incurred, as described in that paragraph, without limitation.


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                                   SCHEDULE B

                          TO THE OMNIBUS FEE AGREEMENT
                                     BETWEEN
                         OLD KENT SECURITIES CORPORATION
                                       AND
                         BISYS FUND SERVICES OHIO, INC.


                                      TERM

                  Each Subcontract shall continue in effect, unless earlier terminated by either party hereto as provided hereunder, until December 31, 2001 (the "Initial Term"). Thereafter, unless otherwise terminated as provided herein, the Subcontracts shall be renewed automatically for successive ninety (90) day periods ("Rollover Periods"). The Subcontracts may be terminated without penalty (i) by provision of a notice of nonrenewal in the manner set forth below, (ii) by mutual agreement of the parties or (iii) for "cause," as defined below, upon the provision of 60 days advance written notice by the party alleging cause. Written notice of nonrenewal must be provided at least 60 days prior to the expiration of the Initial Term or any Rollover Period, as the case may be.

                  For purposes of the Subcontracts, "cause" shall mean (a) willful misfeasance, bad faith, gross negligence or reckless disregard on the part of the party to be terminated with respect to its obligations and duties set forth herein; (b) multiple negligent acts on the part of the party to be terminated which in the aggregate constitute a serious failure to perform satisfactorily that party's obligations hereunder; (c) a final, unappealable judicial, regulatory or administrative ruling or order in which the party to be terminated has been found guilty of criminal or unethical behavior in the conduct of its business; (d) financial difficulties on the part of the party to be terminated which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time is in effect, or any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors; or (e) a service standard deficiency, as defined in each Subcontract.

                  After such termination, for so long as BISYS, with the written consent of Old Kent, in fact continues to perform any one or more of the services contemplated by the Subcontracts or any Schedule or exhibit hereto, the provisions of the relevant Subcontract(s), including without limitation the provisions dealing with indemnification, shall continue in

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         full force and effect. Fees and out-of-pocket expenses incurred by
         BISYS but unpaid by Old Kent upon such termination shall be immediately due and payable upon and notwithstanding such termination. BISYS shall be entitled to collect from Old Kent, in addition to the fees and disbursements provided in each Subcontract, the amount of all BISYS' reasonable cash disbursements in connection with BISYS' activities in effecting such termination, including without limitation, the delivery to the Company and/or its distributor or investment adviser and/or other parties, of the Company's property, records, instruments and documents, or any copies thereof. Subsequent to such termination, BISYS shall remain obligated to provide the Company with reasonable access to any Company documents or records remaining in its possession. If requested by the Company, BISYS shall deliver such documents or records, or copies thereof, to the Company or its designee for a reasonable fee.

                   If, for any reason other than nonrenewal, mutual agreement of the parties or "cause," BISYS is replaced as the service provider under any or all of the Subcontracts, or if a third party is added to perform all or a part of the services provided by BISYS under the Subcontracts, then the Company shall make a one-time cash payment, in consideration of the fee structure and services to be provided under the Subcontracts, and not as a penalty, to BISYS equal to the balance due BISYS for the lesser of (A) the next 6 months or (B) the remainder of the then-current term of the Subcontracts assuming for purposes of calculation of the payment that such balance shall be based upon the average amount of Company assets and the average number of Company shareholder accounts for the twelve months prior to the date BISYS is replaced or a third party is added.

                  In the event the Company is merged into another legal entity in part or in whole pursuant to any form of business reorganization or is liquidated in part or in whole prior to the expiration of the then-current term of the Subcontracts, the parties acknowledge and agree that the liquidated damages provision set forth above shall be applicable in those instances in which BISYS is not retained to provide services consistent with the Subcontracts, including the level of assets subject to such services. The one-time cash payment referenced above shall be due and payable on the day prior to the first day in which BISYS is replaced or a third party is added.

                  The parties further acknowledge and agree that, in the event BISYS is replaced, or a third party is added, as set forth above, (i) a determination of actual damages incurred by BISYS would be extremely difficult, and (ii) the liquidated damages provision contained herein is intended to adequately compensate BISYS for damages incurred and is not intended to constitute any form of penalty.

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